Exhibit 10.1

VIA OVERNIGHT DELIVERY

AND E-MAIL

December 20, 2012

Ms. Teresa Bryce Bazemore	Ms. Teresa Bryce Bazemore
President	President
Radian Guaranty, Inc.	Radian Mortgage Assurance, Inc.
1601 Market Street	1601 Market Street
Philadelphia, PA 19103	Philadelphia, PA 19103

RE:	Extension of February 28, 2012 Conditional Approval of Radian Mortgage Assurance, Inc. (“RMA”) as a Limited Insurer

Dear Ms. Bryce:

This letter is in response to an e-mail dated November 1, 2012 from Radian Guaranty, Inc. (“Radian”), requesting that Freddie Mac extend its conditional approval of Radian Mortgage Assurance, Inc. (“RMA”) as a Limited Insurer through December 31, 2013. The conditional approval of RMA as a Limited Insurer was issued by letter dated February 28, 2012 from Freddie Mac, a copy of which is attached as Exhibit A (the “Conditional Approval Letter”). “Limited Insurer” has the meaning set forth in the Conditional Approval Letter. Italicized terms herein shall have the meaning set forth under Freddie Mac’s Private Mortgage Insurer Eligibility Requirements (“PMIERs”).

Radian represents to Freddie Mac that Radian (a) has not, since issuance of the Conditional Approval Letter, breached a Minimum Policyholders Position (“MPP”) or Risk to Capital ratio (“RTC”) requirement of any state, (b) is at continued risk of noncompliance with applicable RTC or MPP requirements of sixteen jurisdictions, and (c) must obtain a waiver or modification of the applicable MPP or RTC in those sixteen states in order to continue to write new business in each of them if Radian does in fact breach an applicable MPP or RTC. Radian’s state of domicile, Pennsylvania, does not impose an RTC or MPP requirement, and therefore even in the event of a breach of an MPP or RTC requirement in any of the sixteen jurisdictions where such requirements apply, Radian would likely continue to be permitted to write in all thirty four states that do not have an MPP or RTC requirement.

While RMA is approved as a Limited Insurer under the Conditional Approval Letter to issue new mortgage insurance policies in New York, Ohio, Iowa, Oregon, and Kansas as a result of waiver request denials received by Radian, license restrictions and related requirements continue to apply to RMA as set forth in Paragraph 9 of the Conditional Approval Letter. Radian represents to Freddie Mac that despite its diligence and continued best efforts, Radian has been unable to obtain a waiver approval or denial from Idaho, and that it shall continue to exercise its diligence and best efforts to obtain such a waiver.

Ms. Teresa Bryce Bazemore

December 20, 2012

Effective as of the date hereof, Freddie Mac hereby amends the Conditional Approval Letter by:

A.	Replacing December 31, 2012 with December 31, 2013 where the former appears in Sections 3 and 10;

B.	Likewise, changing the year in which Radian projects that it will not be able to comply with applicable RTC and/or MPP requirements from 2012 to 2013 in Section 4, and

C.	Adding Idaho as one of the states where RMA is approved as a Limited Insurer in Section 5; provided, however, that Radian shall continue to exercise its diligence and best efforts to obtain a waiver approval or, in the alternative, a denial from Idaho insurance regulators.

Freddie Mac hereby extends the expiration date for the Conditional Approval Letter, as amended above, through to and including December 31, 2013, which extension is expressly subject to the following terms and conditions:

1.	All terms and conditions of the Conditional Approval Letter not expressly amended herein shall remain in full force and effect, including without limitation, Freddie Mac’s ability to revoke RMA’s approval as a Limited Insurer in Freddie Mac’s sole and absolute discretion at any time prior to December 31, 2013;

2.	Radian shall diligently pursue the extension beyond the current expiration date of existing waivers to the applicable MPP or RTC requirements of each state for which an extension is required, including without limitation, California, Florida, Illinois, and New Jersey;

3.	In the event that any such extension is not granted and Radian is unable to write new business in any one or more of those states after such expiration, Radian will seek further modification of the Conditional Approval Letter to use RMA to write new business in those states; and

4.	Radian shall enhance its claims payment response time as follows:

a.	Within 120 days of the date of this letter, it shall pay Freddie Mac (or otherwise internally resolve) a majority of all claims outstanding with aged receivables that are greater than 90 days, and

b.	Going forward, a majority of claims must be paid (or otherwise internally resolve) within 90 days of claim perfection date.

Ms. Teresa Bryce Bazemore

December 20, 2012

Nothing contained in this letter constitutes a waiver by Freddie Mac of its right to determine in its sole discretion the initial or continued eligibility, or any condition imposed thereon, of any entity for approved insurer status under Freddie Mac’s Private Mortgage Insurer Eligibility Requirements, as amended from time to time.

Freddie Mac reserves the right to withdraw this letter and any extension to the Conditional Approval Letter pursuant hereto, and to impose additional terms and conditions thereon at any time. Freddie Mac reserves all rights to discontinue or restrict approved insurer status as it deems necessary. As stated in Freddie Mac’s Private Mortgage Insurer Eligibility Requirements, Freddie Mac reserves the right to modify the terms of those requirements, at any time without notice.

Sincerely,

/s/ Gina Healy

Gina Healy

Vice President – Special Asset Workouts & Mortgage Insurance Risk

Enterprise Risk Management

cc:	Bob Izzo, VP MF & I&CM Credit Risk
Matt McClure, Special Asset Workouts & Mortgage Insurance Risk
Deborah Phillips, Legal

Enclosures:    Exhibit A, Conditional Approval Letter